Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Prospectus Supplement to the Prospectus dated April 6, 2009 and the

Prospectus Supplement dated April 6, 2009 — No. 434

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$7,705,000
Leveraged Buffered Basket-Linked Notes due 2012
(Linked to a Weighted Basket Comprised of 5 Equity Indices)

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (April 23, 2012, subject to adjustment) is based on the performance of a weighted basket comprised of five equity indexes (which we refer to as the basket underliers), as measured from the trade date (June 16, 2010) to and including the determination date (April 16, 2012, subject to adjustment). The basket underliers will have the following initial weighting percentages within the basket: the EURO STOXX 50® Index (31.8%), the FTSE® 100 Index (23.7%), the S&P/ASX 200® Index (9.2%), the Swiss Market Index (8.8%) and the TOPIX® Index (26.5%). If the basket return (defined below) is less than -20%, you could lose your entire investment in the notes. Additionally, the amount you may receive for each $1,000 face amount of your notes at maturity is subject to a maximum settlement amount of $1,180.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final basket level (which will be the basket closing level on the determination date, subject to adjustment) from the initial basket level of 100, which we refer to as the basket return. The basket return may reflect a positive return (based on any increase in the basket level over the life of the notes) or a negative return (based on any decrease in the basket level over the life of the notes). The basket closing level on the determination date will equal the sum of the following products, as calculated for each of the basket underliers: (i) the final underlier level of the applicable basket underlier on the determination date divided by the initial underlier level for such basket underlier times the initial weighted value of such basket underlier.

On the stated maturity date, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

•

if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) $1,000 times the product of 2.0 times the basket return, subject to the maximum settlement amount;

•	if the basket return is zero or negative but not below -20% (the final basket level is equal to or less than the initial basket level but not by more than 20%), $1,000; or

•

if the basket return is negative and is below -20% (the final basket level is less than the initial basket level by more than 20%), the sum of (i) $1,000 plus (ii) the product of (a) 1.25 times (b) the sum of the basket return plus 20% times (c) $1,000. You will receive less than $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the level of the basket on any day other than the determination date. You could lose your entire investment in your notes. A percentage decrease of more than 20% between the initial basket level and the final basket level will reduce the payment you will receive, if any, on the stated maturity date below the face amount of your notes. Further, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note is limited to the maximum settlement amount of $1,180. In addition, the notes do not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-18.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through September 14, 2010. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-11 of this prospectus supplement so that you may better understand those risks.

Original issue date (settlement date):	June 23, 2010	Original issue price:	100% of the face amount
Underwriting discount:	0.15% of the face amount	Net proceeds to the issuer:	99.85% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

“The Euro STOXX 50® Index is the intellectual property of (including registered trademarks) STOXX Limited, Zurich, Switzerland and/ or its licensors, (collectively, the “Licensors”), which is used under license. The notes based on the index are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto.

“FTSE®”, “FT-SE®” and “Footsie®” are trademarks of The London Stock Exchange PLC and The Financial Times Ltd. and are used by FTSE International Ltd. under license. The notes are not issued, endorsed, sponsored, sold or otherwise promoted by FTSE International Ltd. or by the London Stock Exchange PLC or by The Financial Times Ltd., and none of them makes any representation regarding the advisability of investing in the notes.

“Standard & Poor’s®”, “S&P®” and “S&P/ASX 200” are trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and are licensed for use by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s does not make any representation regarding the advisability of investing in the notes.

The securities described in this publication are not sponsored, ceded, sold or promoted by the SWX Swiss Exchange. Any and all liability on the part of the SWX Swiss Exchange is excluded. The SMI® is a registered trademark of SWX Swiss Exchange, and any use thereof requires a license.

The TOPIX Index Value and the TOPIX Trademarks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Marks or as to the figure at which the TOPIX Index Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value. No notes are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the TOPIX Index Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the notes.

Goldman, Sachs & Co.

Prospectus Supplement dated June 16, 2010.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-18. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket Underliers: the EURO STOXX 50® Index (Bloomberg symbol, “SX5E”, as published by STOXX Ltd.); the FTSE® 100 Index (Bloomberg symbol, “UKX”, as maintained by FTSE International Limited); the Swiss Market Index (Bloomberg symbol, “SMI”, as maintained by SIX Swiss Exchange Ltd.); S&P/ASX 200® Index (Bloomberg symbol, “AS51”, as maintained by the S&P Australian Index Committee); and the TOPIX® Index (Bloomberg Symbol, “TPX”, as maintained by the Tokyo Stock Exchange, Inc. (“TSE”); see “The Basket and the Basket Underliers” on page S-26

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $7,705,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount:

Cash settlement amount:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return;

•	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the $1,000 face amount; or

•

if the final basket level is less than the buffer level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level: 100

Initial weighted value: the initial weighted value for each of the basket underliers is equal to the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
EURO STOXX 50® Index	31.8%
FTSE® 100 Index	23.7%
Swiss Market Index	8.8%
S&P/ASX 200® Index	9.2%
TOPIX® Index	26.5%

Initial EURO STOXX 50 Index level: 2,736.00

Initial FTSE® 100 Index level : 5,260.00

Initial Swiss Market Index level: 6,506.00

Initial S&P/ASX 200® Index level: 4,578.00

Initial TOPIX® Index level: 890.50

Final underlier level: for each basket underlier, the closing level of the such basket underlier on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-20 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” on page S-20

Final basket level: the sum of the final underlier level for each basket underlier divided by the initial underlier level for such basket underlier times the initial weighted value of such basket underlier

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Buffer level: 80% of the initial basket level

Buffer amount: 20%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals 125%

Upside participation rate: 200%

Cap level: 109% of the initial basket level

Maximum settlement amount: $1,180

Trade date: June 16, 2010

Original issue date (settlement date): June 23, 2010

Stated maturity date: April 23, 2012, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-20

Determination date: April 16, 2012, unless postponed with respect to any basket underlier as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-20

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Market disruption event: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Market Disruption Event” on page S-23

Business day: as described on page S-22

Trading day: as described on page S-22

Calculation agent: Goldman, Sachs & Co.

CUSIP no.: 38145W246

ISIN no.: US38145W2465

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the basket underliers. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less than the Original Issue Price” on page S-11 and “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-13. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Upside participation rate	200%

Initial basket level	100

Cap level	109% of the initial basket level

Maximum settlement Amount	$1,180

Buffer level	80% of the initial basket level

Buffer amount	20%

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting any of the basket underlier stocks or the method by which any basket underlier sponsor calculates the applicable basket underlier

Notes purchased on original issue date and held to the stated maturity date

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the levels of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period

For these reasons, the actual performance of the basket over the life of your notes, as well as the payment amount, if any, at maturity may bear little relation to the hypothetical examples shown below or to the historical levels of the basket underliers and the basket shown elsewhere in this prospectus supplement. For information about the historical levels of the basket underliers and the historical basket levels during recent periods, see “The Basket and The Basket Underliers — Historical High, Low and Closing Level of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on a direct investment in the basket underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
150.00%	118.00%
125.00%	118.00%
109.00%	118.00%
108.00%	116.00%
104.00%	108.00%
100.00%	100.00%
90.00%	100.00%
80.00%	100.00%
75.00%	93.75%
50.00%	62.50%
25.00%	31.25%
0.00%	0.00%

If, for example, the final basket level were determined to be 25.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be 31.25% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose 68.75% of your investment. In addition, if the final basket level were determined to be 150.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 118.00% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not benefit from any increase in the final basket level over 109.00% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 80.00% (the section left of the 80.00% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100.00% of the face amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than 109.00% (the section right of the 109.00% marker on the horizontal axis) would result in a capped return on your investment.

The following four examples illustrate the hypothetical payment amount at maturity, on each note based on hypothetical final levels of the five basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent initial levels for the basket underliers, and the levels in Column B represent hypothetical final levels for the basket underliers.

The percentages in Column C represent hypothetical final levels for the basket underliers in Column B expressed as percentages of the corresponding initial levels in Column A. The amounts in Column D represent the initial weighted values of the basket underliers, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

Example 1: The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

Basket Underlier	Column A Initial Level	Column B Hypothetical Final Level	Column C Column B / Column A	Column D Initial Weighted Value	Column E Column C x Column D
EURO STOXX 50® Index	2,736.00	3,420.00	125%	31.80	39.75
FTSE® 100 Index	5,260.00	6,575.00	125%	23.70	29.63
Swiss Market Index	6,506.00	8,132.50	125%	8.80	11.00
S&P/ASX 200® Index	4,578.00	5,722.50	125%	9.20	11.50
TOPIX® Index	890.50	1113.13	125%	26.50	33.13
			Final Basket Level:		125.00
			Basket Return:		25.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the final basket level of 125.00 exceeds the cap level of 109.00% of the initial basket level, the hypothetical cash settlement amount will equal the maximum settlement amount, or $1,180.

Example 2: The final basket level is greater than the initial basket level, but less than the cap level. The cash settlement amount exceeds the $1,000 face amount.

Basket Underlier	Column A Initial Level	Column B Hypothetical Final Level	Column C Column B / Column A	Column D Initial Weighted Value	Column E Column C x Column D
EURO STOXX 50® Index	2,736.00	2,872.80	105%	31.80	33.39
FTSE® 100 Index	5,260.00	5,523.00	105%	23.70	24.89
Swiss Market Index	6,506.00	6,831.30	105%	8.80	9.24
S&P/ASX 200® Index	4,578.00	4,806.90	105%	9.20	9.66
TOPIX® Index	890.50	935.03	105%	26.50	27.83
			Final Basket Level:		105.00
			Basket Return:		5.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the final basket level of 105.00 is greater than the initial basket level of 100 but less than the cap level of 109.00% of the initial basket level, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + ($1,000 x 200% x 5.00%) = $1,100

Example 3: The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

Basket Underlier	Column A Initial Level	Column B Hypothetical Final Level	Column C Column B / Column A	Column D Initial Weighted Value	Column E Column C x Column D
EURO STOXX 50® Index	2,736.00	2,462.40	90%	31.80	28.62
FTSE® 100 Index	5,260.00	4,734.00	90%	23.70	21.33
Swiss Market Index	6,506.00	5,855.40	90%	8.80	7.92
S&P/ASX 200® Index	4,578.00	4,120.20	90%	9.20	8.28
TOPIX® Index	890.50	801.45	90%	26.50	23.85
			Final Basket Level:		90.00
			Basket Return:		-10.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the final basket level of 90.00 is greater than the buffer level of 80% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount will equal the face amount of a note, or $1,000.

Example 4. The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

Basket Underlier	Column A Initial Level	Column B Hypothetical Final Level	Column C Column B / Column A	Column D Initial Weighted Value	Column E Column C x Column D
EURO STOXX 50® Index	2,736.00	2,052.00	75%	31.80	23.85
FTSE® 100 Index	5,260.00	3,945.00	75%	23.70	17.78
Swiss Market Index	6,506.00	4,879.50	75%	8.80	6.60
S&P/ASX 200® Index	4,578.00	3,433.50	75%	9.20	6.90
TOPIX® Index	890.50	667.86	75%	26.50	19.88
			Final Basket Level:		75.00
			Basket Return:		-25.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the final basket level of 75.00 is less than the buffer level of 80% of the initial basket level, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + ($1,000 x (125% x (-25.00% + 20%)) = $937.50.

The payment amounts shown above are entirely hypothetical; they are based on levels for the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-13.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical payment amounts shown in the tables and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers that comprise the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through September 14, 2010. After September 14, 2010, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of a weighted basket comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index and the TOPIX® Index, as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will receive less than the face amount of your notes on the stated maturity date and you may lose all, or substantially all, of your investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Potential for the Value of Your Notes to Increase May Be Limited

Your ability to participate in any change in the level of the basket over the life of your notes will be limited because of the cap level, which is equal to 109% of the initial basket level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the payment amount for each of your notes may be significantly less than it would have been had you invested directly in the basket.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the payment amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset Increases in the Other Basket Underliers

The basket is comprised of five equity indices that are not equally weighted. Declines in the level of one basket underlier may offset or exceed increases in the level of the other basket underliers. Similarly, an increase in the level of one basket underlier may not be sufficient to offset or overcome a decrease in the level of the other basket underliers. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the payment amount in respect of your notes at maturity.

If the Level or Price of Any of the Basket Underliers Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket underliers. Changes in the level of the basket underliers may not result in a comparable change in the market value of your notes. Even if the level of the basket increases above the initial basket level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier Stocks Underlying the Basket Underliers

The sponsor of the EURO STOXX 50® Index, the sponsor of the FTSE® 100 Index, the sponsor of the Swiss Market Index, the sponsor of the S&P/ASX 200® Index and the sponsor of the TOPIX® Index, which we refer to collectively as the “underlier sponsors”, calculate the levels of the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index and the TOPIX® Index, respectively, by reference to the prices of the underlier stocks underlying each basket underlier, as applicable, without taking account of the value of dividends paid on those underlier stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the underlier stocks underlying the basket underliers and received the dividends paid on those underlier stocks.

The Payment Amount of Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other Than the Determination Date

The cash settlement amount that will be paid on your notes will be determined based on the basket closing level on the determination date. Although the actual basket closing level on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the basket closing levels at any time other than on the determination date.

Your Notes Are Linked to a Basket of Underliers Which Have Components Listed or Located Outside the United States; Your Investment in the Offered Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked to a basket of underliers which have components that have their primary listing on an exchange located outside the U.S. or may include stocks issued by foreign companies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level of the basket underliers to which your notes are linked;

•	the volatility — i.e., the frequency and magnitude of changes — in the level of the basket underliers;

•	the dividend rates of the underlier stocks underlying the basket underliers;

•

economic, financial, legislative, regulatory and political, military or other events that affect the stock markets generally and the stocks underlying the basket underliers, and which may affect the level of the basket underliers;

•	other interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket underliers based on their historical fluctuations. The actual performance of the basket underliers over the life of the notes may bear little or no relation to the historical levels of the basket underliers or to the hypothetical examples shown elsewhere in this prospectus supplement.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Underliers or the Underlier Stocks May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the basket underliers or the stocks comprising the basket underliers, which we refer to as the underlier stocks. We also have adjusted or expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket underliers or underlier stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other basket- or underlier-linked notes whose returns are linked to changes in the level of one or more of the basket underliers. Any of these hedging activities may adversely affect the level of one or more of the basket underliers — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” on page S-25 for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates have engaged or may engage in trading in one or more of the underlier stocks or instruments whose returns are linked to the basket underliers or underlier stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of one or more of the basket underliers— directly or indirectly by affecting the price of the underlier stocks — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or more of the basket underliers or one or more of the underlier stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive Any Stock

Investing in your notes will not make you a holder of any of the underlier stocks underlying the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index or the TOPIX® Index. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the stocks underlying the basket underliers.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have owned or expect to own securities of, and have engaged or expect to engage in trading activities related to the basket underliers and the underlier stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the basket underliers, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the underlier sponsors or the issuers of the underlier stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the underlier stocks, and with respect to any of the basket underliers. Any of these activities by any of our affiliates may affect the level of one or more of the basket underliers and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations That Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As of the date of this prospectus supplement, we have appointed Goldman, Sachs & Co. as the calculation agent for your notes. As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level, which we will use to determine the amount we must pay on the stated maturity date; and determining whether to postpone the determination date because of a market disruption event or a non-trading day.

The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier. See “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Underlier Sponsors and Changes That Affect the Underliers, or the Underlier Stocks Underlying the Underliers Could Affect the Payment Amount on Your Notes and Their Market Value

The policies of the underlier sponsors concerning the calculation of the level of the underliers, additions, deletions or substitutions of the underlier stocks underlying the underliers and the manner in which changes affecting such underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level, could affect the level of the underliers and, therefore, the payment amount on your notes on the stated maturity date and the market value of your notes before that date. The payment amount on your notes and their market value could also be affected if any of the underlier sponsors changes these policies, for example, by changing the manner in which it calculates the level of the applicable underlier, or if any of the underlier sponsors discontinues or suspends calculation or publication of the applicable underlier level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the closing level of any of the underliers is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the closing level of any of the underliers on the determination date — and thus the payment amount on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the level of the underliers, as applicable, on the determination date and the payment amount on your note more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” and “— Role of Calculation Agent” below.

There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsors and Us, and We Are Not Responsible for Any Disclosure by the Underlier Stock Issuers

As we have told you above, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the issuers of the underlier stocks underlying the EURO STOXX 50® Index, the underlier stocks underlying the FTSE® 100 Index, the underlier stocks underlying the Swiss Market Index, the underlier stocks underlying the S&P/ASX 200® Index or the underlier stocks underlying the TOPIX® Index. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the basket underliers or the underlier stocks underlying each basket underlier. You, as an investor in your notes, should make your own investigation into the basket underliers and the issuers of the underlier stocks underlying each basket underlier. See “The Basket and the Basket Underliers” below for additional information about the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index and the TOPIX® Index.

None of the underlier sponsors nor any issuer of the underlier stocks underlying each basket underlier are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the underlier sponsors nor any such issuer have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to the limitation on postponement described under “Specific Terms of Your Notes — Payment of Principal on the Stated Maturity Date — Determination Date” below. Moreover, if the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

If the calculation agent determines that the level of a basket underlier that must be used to determine the payment amount is not available on the determination date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Payment of Principal on the Stated Maturity Date — Discontinuance or Modification of an Underlier” below), the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the level of the relevant basket underlier at the applicable time on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the

Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the

Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired an instrument such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-39 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket Underliers, Underlier Sponsors and Underlier Stocks

In this prospectus supplement, when we refer to the basket underliers, we mean the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index and the TOPIX® Index, or any successor indices as applicable, as they may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Underlier” below. When we refer to the underlier sponsors as of any time, we mean the entities, including any successor sponsors, that determine and publish the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index or the TOPIX® Index, or the applicable successor index, as then in effect. When we refer to the underlier stocks as of any time, we mean the stocks that underlie the EURO STOXX 50® Index, the stocks that underlie the FTSE® 100 Index, the stocks that underlie the Swiss Market Index, the stocks that underlie the S&P/ASX 200® Index or the stocks that underlie the TOPIX® Index, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return;

•	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the $1,000 face amount; or

•

if the final basket level is less than the buffer level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount;

The initial basket level is 100. The cap level is 109% of the initial basket level. The maximum settlement amount is $1,180 for each $1,000 face amount. The upside participation rate is 200%. The buffer level is 80% of the initial basket level. The buffer amount is 20%. The buffer rate is the quotient of the initial basket level divided by the buffer level, which equals 125%.

The basket return will equal the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage.

Initial weighted value

The initial weighted value for each basket underlier equals the product of the initial weight of the basket underlier times the initial basket level.

Final basket level

The final basket level will equal the sum of the final underlier level for each basket underlier divided by the initial underlier level for such basket underlier multiplied by the initial weighted value of such basket underlier.

The initial EURO STOXX 50® Index level is 2736.0, the initial FTSE® 100 Index level is 5260.0, the initial Swiss Market Index level is 6506.0, the initial S&P/ASX 200® Index level is 4578.0 and the initial TOPIX® Index level is 890.5. The initial weights and initial weighted values of the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index and the TOPIX® Index are as shown in the table below:

Basket Underlier	Initial Level	Initial Weight	Initial Weighed Value
EURO STOXX 50 Index	2736.0	31.8%	31.8
FTSE® 100 Index	5260.0	23.7%	23.7
Swiss Market Index	6506.0	8.8%	8.8
S&P/ASX 200® Index	4578.0	9.2%	9.2
TOPIX® Index	890.5	26.5%	26.5

Final Underlier Level

The final underlier level for each basket underlier will be the closing level of such basket underlier, or any successor basket underlier, on the determination date, as calculated and published by its underlier sponsor, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and subject to adjustment as provided under “— Discontinuance or Modification of an Underlier” below.

Stated Maturity Date

The stated maturity date is April 23, 2012, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

If the determination date is postponed as described under “—Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date. In no event will the stated maturity date be postponed by more than five business days.

Determination Date

The determination date is April 16, 2012, unless the calculation agent determines that a market disruption event with respect to any basket underlier occurs or is continuing on that day, or that day is not otherwise a trading day for any basket underlier. In that event, the determination date for such basket underlier will be the first following trading day for such basket underlier on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such basket underlier. In no event, however, will the determination date for any of the basket underliers be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date for any of the basket underliers is postponed to the last possible day, but a market disruption event with respect to such basket underlier occurs or is continuing on that day or that day is not a trading day for such basket underlier, that day will nevertheless be the determination date for such basket underlier. If the determination date for any basket underlier does not occur on the originally scheduled determination date, the determination date for your notes will occur on the latest of the determination dates for any of the basket underlier.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing level of any of the basket underliers comprising the basket is not available on the determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Consequences of a Market Disruption Event or a Non-Trading Day”, “— Discontinuance or Modification of an Underlier” below), the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the levels of the basket underliers on that day.

Discontinuance or Modification of an Underlier

If any underlier sponsor discontinues publication of the applicable basket underlier and the underlier sponsor or anyone else publishes a substitute basket underlier that the calculation agent determines is comparable to the basket underlier, then the calculation agent will determine the payment amount on the stated maturity date by reference to the substitute basket underlier. We refer to any substitute basket underlier approved by the calculation agent as a successor basket underlier.

If the calculation agent determines on the determination date that the publication of a basket underlier is discontinued and there is no successor basket underlier with respect to such basket underlier, the calculation agent will determine the payment amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the basket underlier.

If the calculation agent determines that a basket underlier, the stocks comprising a basket underlier or the method of calculating a basket underlier is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the applicable basket underlier or of the applicable underlier stocks and whether the change is made by the applicable basket underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the applicable underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the applicable basket underlier by the applicable underlier sponsor pursuant to the applicable index methodology described under “The Basket and the Basket Underliers” on page S-26, then the calculation agent will be permitted (but not required) to make such adjustments in the applicable basket underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the applicable basket underlier used to determine the payment amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the payment amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the final basket level; the basket return; the closing level of the EURO STOXX 50® Index, the closing level of the FTSE® 100 Index, the closing level of the Swiss

Market Index, the closing level of the S&P/ASX 200® Index; the closing level of the TOPIX® Index; market disruption events; successor basket underliers; stated maturity date; the determination date; business days, trading days; the default amount; and the payment amount on your notes at maturity; and any other determination as applicable or specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to each basket underlier, we mean a day on which (i) the applicable basket underlier is calculated and published by the applicable underlier sponsor and (ii) each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the relevant basket underlier are open for trading.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any of the five basket underliers:

•

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index, the TOPIX® Index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to any of the basket underliers, or to underlier stocks constituting 20% or more, by weight, of the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index, the TOPIX® Index in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

underlier stocks constituting 20% or more, by weight, of the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index, the TOPIX® Index or option or futures contracts relating to any of the basket underliers, or to underlier stocks constituting 20% or more, by weight, of the EURO STOXX 50® Index, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200® Index, the TOPIX® Index do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to any basket underlier:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the basket underliers, or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock, or on which option or futures contracts relating to any of the basket underliers or an underlier stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts relating to any of the basket underliers or an underlier stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to that underlier stock or those contracts, or

•	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to any basket underlier will not, by itself, constitute a market disruption event for the remaining unaffected basket underliers.

As is the case throughout this prospectus supplement, references to a basket underlier in this description of market disruption events includes the applicable basket underlier and any successor basket underlier as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of futures and other instruments linked to the basket underliers on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to one or more of the basket underliers or the underlier stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to one or more of the basket underliers, or some or all underlier stocks,

•	may take or dispose of positions in the securities of the underlier stock issuers themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on basket underliers designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•

may take short positions in the underlier stocks or other securities of the kinds described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket underliers or the underlier stocks. We expect these steps to involve sales of instruments linked to the basket underliers on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the underlier stocks or listed or over-the-counter options, futures or other instruments linked to any or all of the basket underliers, some or all of the underlier stocks or basket underliers designed to track the performance of the international stock exchanges or other components of the international equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Underliers or the Underlier Stocks May Impair the Value of Your Notes” and “ — Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of five basket underliers with the following initial weights within the basket: the EURO STOXX 50® (31.8%), the FTSE® 100 Index (23.7%), the S&P/ASX 200® Index (9.2%), the Swiss Market Index (8.8%), and the TOPIX® Index (26.5%).

The EURO STOXX 50® Index

The Euro STOXX 50® Index, which we refer to as the Euro STOXX 50 Index, is a capitalization — weighted index of 50 European blue — chip stocks and was created by STOXX Limited, a joint venture between Deutsche Boerse AG and SIX Group AG. Publication of the Euro STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is disseminated on the STOXX Limited website: http://www.stoxx.com. STOXX Limited is under no obligation to continue to publish the Euro STOXX 50 Index and may discontinue publication of the Euro STOXX 50 Index at any time.

Euro STOXX 50 Index Composition and Maintenance. The Euro STOXX 50 Index is composed of 50 index stocks of market sector leaders from within the 19 Euro STOXX Supersector Indices, which represents the Eurozone portion of the STOXX 600 Supersector indices. The index stocks have a high degree of liquidity and represent the largest companies across all market sectors.

The composition of the Euro STOXX 50 Index is reviewed annually in September. Within each of the 19 Euro STOXX Supersector indices, the respective index component stocks are ranked by free — float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free — float market capitalization of the corresponding Euro STOXX TMI Supersector index. If the next — ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current Euro STOXX 50® components are added to the selection list. The stocks on the selection list are ranked by free — float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list. The 40 largest stocks on the selection list are chosen as index components. Any remaining current components of the Euro STOXX 50® ranked between 41 and 60 are added as index components. If the number of index components is still below 50, then the largest stocks on the selection list are added until the index contains 50 stocks.

The free float factors for each index stock used to calculate the Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the Euro STOXX 50 Index’s total free float market capitalization.

The Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin — offs, delistings and bankruptcy) that affect the Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock; further information may be found at http://www.stoxx.com/download/indices/methodology/sx5e_me.pdf.

The top ten constituent stocks of the Euro STOXX 50 Index as of June 9, 2010, by weight, are: Total (5.94%); Siemens (4.46%); Telefonica (4.41%); Banco Santander (4.28%); Sanofi-Aventis (3.80%); E.ON (3.35%); BNP Paribas (2.92%); BASF (2.90%); Bayer (2.78%) and Eni (2.63%); constituent weightings may be found at http://www.stoxx.com/indices/index_information.html?symbol=SX5E under “General Information — Index Factsheet” and are updated periodically.

As of May 31, 2010, the 18 industry sectors which comprise the Euro STOXX 50 Index represent the following weights in the index: banks (18.3%); utilities (10.6%); insurance (9.2); oil and gas (9.2); telecommunications (9.0%); chemicals

(6.9%); industrial goods and services (6.5%); food and beverage (6.2%); personal and household goods (4.4); technology (4.3%); health care (3.8%); construction and materials (3.1%); automobiles and parts (2.5%); basic resources (1.6%); media (1.5%); retail (1.4%); real estate (0.8%) and financial services (0.7%); industry weightings may be found at http://www.stoxx.com/indices/index_information.html?symbol=SX5E under “General Information — Index Factsheet” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of May 31, 2010, the 9 countries which comprise the Euro STOXX 50 Index represent the following weights in the index: France (35.3%); Germany (28.1%); Spain (13.7%); Italy (9.9%); the Netherlands (6.3%); Finland (2.2%); Belgium (2.0%); Luxembourg (1.6%) and Ireland (0.9%); country weightings may be found at http://www.stoxx.com/indices/index_information.html?symbol=SX5E under “General Information — Index Factsheet” and are updated periodically.

Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock; further information may be found at http://www.stoxx.com/indices/index_information.html?symbol=SX5E under “General Information — Index Guide”.

Index Calculation. The Euro STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The formula for calculating the Euro STOXX 50 Index value can be expressed as follows:

Index	=	Free float market capitalization of the Euro STOXX 50 Index
divisor

The “free float market capitalization of the Euro STOXX 50 Index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each index stock as of the time the Euro STOXX 50 Index is being calculated.

The “divisor” for the Euro STOXX 50 Index is adjusted to maintain the continuity of the Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the index stock will receive “B” number of shares for every “A” share held (where applicable).

(1)	Cash dividend:

Adjusted price = closing price – announced
dividend * (1 – withholding tax)
Divisor: decreases

(2)	Special cash dividend:

Adjusted price = closing price – announced
dividend * (1 – withholding tax)
Divisor: decreases

(3)	Split and reverse split:

Adjusted price = closing price * A / B
New number of shares = old number of shares * B / A
Divisor: no change

(4)	Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: increases

(5)	Stock dividend:

Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change

(6)	Stock dividend of another company:

Adjusted price = (closing price * A – price of other company * B) / A
Divisor: decreases

(7)	Return of capital and share consideration:

Adjusted price = (closing price – dividend announced by company * (1– withholding tax)) * A / B
New number of shares = old number of shares * B / A
Divisor: decreases

(8)	Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of shares) – (tender price * number of tendered shares)) / (old number of shares – number of tendered shares) New number of shares = old number of shares – number of tendered shares Divisor: decreases

(9)	Spin-off:

Adjusted price = (closing price * A – price of spun-off shares * B) / A Divisor: decreases

(10)	Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

•	Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

•	If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

—	If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) / ((A + B) * (1 + C / A))
New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A
Divisor: increases

—	if stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))
New number of shares = old number of shares * ((A + C) * (1 + B / A))
Divisor: increases

—	Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B +C) / A
Divisor: increases

License Agreement between STOXX Limited and Goldman Sachs Bank USA

The Euro STOXX 50® Index is owned and published by STOXX Limited. STOXX Limited (“STOXX”) has no relationship to Goldman Sachs Bank USA, other than the licensing of Goldman Sachs Bank USA to use The Euro STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX does not:

•	Sponsor, endorse, sell or promote the notes.

•	Recommend that any person invest in the notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	Have any responsibility or liability for the administration, management or marketing of the notes.

•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating The Euro STOXX 50® Index or have any obligation to do so.

STOXX will not have any liability in connection with the notes. Specifically,

•	STOXX does not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of The Euro STOXX 50® Index and the data included in The Euro STOXX 50® Index;

•	The accuracy or completeness of The Euro STOXX 50® Index and its data;

•	The merchantability and the fitness for a particular purpose or use of The Euro STOXX 50® Index and its data;

•	STOXX will have no liability for any errors, omissions or interruptions in The Euro STOXX 50® Index or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between Goldman Sachs Bank USA and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties

FTSE® 100 Index

The FTSE® 100 Index is a capitalization-weighted index of the 100 most highly capitalized U.K.- domiciled blue chip companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of January 3, 1984. The FTSE® 100 Index is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange Plc (the “Exchange”) and The Financial Times Limited (“FT”). FTSE is under no obligation to continue to publish the FTSE® 100 Index and may discontinue publication of the FTSE® 100 Index at any time. Additional information on the FTSE® 100 Index is available on the FTSE website: http://www.ftse.com/uk. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of June 10, 2010, the 10 industry sectors which comprise the FTSE® 100 Index represent the following weights in the index: oil & gas (6.45%); basic materials (7.53%); industrials (10.75%); consumer goods (12.90%); health care (5.38%); consumer services (18.28%); telecommunications (5.38%); utilities (7.53%); financials (18.28%); and technology (5.38%); sector weightings may be found at http://www.ftse.com/Indices/UK_Indices/Downloads/FTSE_100_Index_ Factsheet.pdf under “Further Information – FTSE 100 Index Factsheet” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences.

The top ten constituent stocks of the FTSE® 100 Index as of June 9, 2010, by weight, are: HSBC Hldgs (8.53%); BP (5.63%); Vodafone Group (5.52%); Royal Dutch Shell A (4.80%); GlaxoSmithKline (4.65%); Rio Tinto (3.67%); Royal Dutch Shell B (3.53%); AstraZeneca (3.28%); British American Tobacco (3.27%) and BHP Billiton (3.06%); constituent weightings may be found at http://www.ftse.com/Indices/UK_Indices/Downloads/FTSE_100_Index_ Factsheet.pdf under “Further Information – FTSE 100 Index Factsheet” and are updated periodically.

FTSE® 100 Index Composition and Maintenance

The FTSE Europe/Middle East/Africa Regional Committee meets quarterly to review the constituents of the FTSE® 100 Index. The meetings to review the constituents are held on the Wednesday after the first Friday in March, June, September and December. Any constituent changes are implemented on the next trading day following the expiry of the London International Financial Futures Exchange futures and options contracts, which normally takes place on the third Friday of the same month.

The FTSE Europe/Middle East/Africa Committee will insert a stock at the quarterly review if it has risen to 90th place or above and will delete a stock at the quarterly review it has fallen to 111th place or below, with rankings determined in each case on the basis of full market capitalization. Market capitalization rankings are calculated using data as at the close of business on the day before the review. The FTSE Europe/Middle East/Africa Committee maintains a constant number of components for the FTSE® 100 Index. When a greater number of companies qualify to be inserted in the FTSE® 100 Index than those qualifying to be deleted, the lowest ranking constituents included in the FTSE® 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies that are then not included in the FTSE® 100 Index will be inserted to match the number of companies being deleted at the periodic review. Where the company to be removed is a constituent of the FTSE® 100, the replacement company will be taken from the highest ranking company on the FTSE® 100 Reserve List.

To qualify for inclusion in the FTSE® 100 Index, a stock must have a full listing on the London Stock Exchange with a Sterling or Euro dominated price on SETS, which is the London Stock Exchange’s trading service for UK blue chip securities, subject to eligibility screens. A stock must generally have a free float (as described below) greater than 15%, although stocks with a free float greater than 5% but less than or equal to 15% are eligible if their full market capitalization exceeds US$5 billion.

If a merger or takeover results in one constituent in the FTSE® 100 Index being absorbed by another constituent, the resulting company will remain a constituent and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security in the Reserve List as at the close of the index calculation two days prior to the deletion and related indices adjusted.

If a constituent company in the FTSE® 100 Index is taken over by a non-constituent company, the original constituent will be removed and replaced by the highest ranking non-constituent on the Reserve List. Any eligible company resulting from the takeover will be eligible to become the replacement company if it is ranked higher than any other company on the Reserve List.

If a constituent company is split to form two or more companies, then the resulting companies will be eligible for inclusion as index constituents in the FTSE® 100 Index. Their eligibility will be based on their respective full market capitalizations (before the application of any investability weightings) and if they qualify in all other respects.

If a constituent is delisted, ceases to have a firm quotation, is subject to a takeover offer which has been declared wholly unconditional or has, in the opinion of the Chairman and Deputy Chairman of the FTSE Europe/Middle East/Africa Regional Committee, ceased to be a viable constituent as defined by the Ground Rules, it will be removed from the list of constituents.

Companies that are large enough to be constituents of the FTSE® 100 Index but do not pass the liquidity test shall not be included. At the next annual review they will be re-tested against all eligibility screens. The FTSE Europe/Middle East/Africa Regional Committee uses the following criteria to exclude illiquid stocks.

Price. The FTSE Europe/Middle East/Africa Regional Committee must be satisfied that an accurate and reliable price for purposes of determining the market value of a company exists. A Sterling denominated price on SETS must exist for a company to be included in the FTSE® 100 Index. For companies with multiple lines of equity, a Euro or US Dollar denominated price may also be included where there is an eligible Sterling line in certain situations.

Liquidity. Each stock is tested for liquidity by calculating its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Stocks which do not turnover at least 0.035% of their shares in issue (after application of any investability weightings) based on their median daily trade per month in ten of the twelve months prior to the annual index review, will not be eligible for inclusion. An existing constituent failing to trade at least 0.025% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for more than four of the twelve months prior to the annual index review will be removed and will not be eligible for inclusion until the next annual review.

New Issues. New issues must generally have a minimum 20-day trading record when reviewed and must turnover at least 0.035% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month in each month since their listing. If a new issue is larger than 1% of the full market capitalization of FTSE All-Share it will normally be included in the FTSE® 100 Index after close on the first day of official trading. The lowest ranking constituent will be removed.

Calculation of the FTSE® 100 Index

The value of the FTSE® 100 Index will be equal to (1) the sum of the products of (a) the price of each FTSE® 100 Index component, (b) shares in issue for each such component and (c) a free float factor for each such component that allows amendments to each such component’s weighting to reflect the free float restrictions described below, divided by (2) a divisor which represents the total issued share capital of the FTSE® 100 Index at the base date, which may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the FTSE® 100 Index.

Under this formula, FTSE uses the investable market capitalization, not the full market capitalization, of each FTSE® 100 Index constituent to determine the value of the FTSE® 100 Index. This reflects the “float-adjusted” aspect of the FTSE® 100 Index because, whereas full market capitalization depends on shares in issue, investable market capitalization depends on free float. The following are excluded from free float: trade investments in a FTSE® 100 Index constituent company by either another constituent or a non-constituent entity or company; significant long-term holdings by founders, directors and/or their families; employee share schemes (if restricted); government holdings; and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE® 100 Index component is applied in bands, as follows:

•	Free float greater than 15% but less than or equal to 20% = 20% generally eligible for inclusion

•	Free float greater than 20% but less than or equal to 30% = 30% generally eligible for inclusion

•	Free float greater than 30% but less than or equal to 40% = 40% generally eligible for inclusion

•	Free float greater than 40% but less than or equal to 50% = 50% generally eligible for inclusion

•	Free float greater than 50% but less than or equal to 75% = 75% generally eligible for inclusion

•	Free float greater than 75% = 100% generally eligible for inclusion

Following the application of an initial free float restriction, a FTSE® 100 Index component’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%.

The FTSE® 100 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE® 100 Index. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE® 100 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when an index is being calculated, the index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE. The FTSE Europe Regional Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The FTSE Europe Regional Committee may exclude a security from the FTSE 100® Index should it consider that an “accurate and reliable” price is not available.

If a constituent is suspended from the London Stock Exchange, it may remain in the FTSE 100® Index, at the price at which it is suspended, for up to 10 business days. During this time, on advice from FTSE, the Chairman and Deputy Chairman of the Europe Regional Committee (or their deputies) may agree to delete the constituent immediately either at its suspension price, or at zero. Where a suspension of a constituent lasts beyond noon on the tenth business day (and the option to remove the constituent has not been exercised), the constituent will normally be deleted from the FTSE 100® Index on the eleventh trading day at zero or the suspension price. Where suspension is for a reason not to the detriment of the constituent, it may be retained or removed at its suspension price with the approval of the Chairman and Deputy Chairman of the Europe Regional Committee. If the suspended company is deleted from the FTSE 100® Index, it will be replaced with the highest ranking company on the Reserve List eligible to be included in the indices as at the close of the index calculation on the day preceding the inclusion of the replacement company. This change will be effected after the close of the index calculation and prior to the start of the index calculation on the following day.

License Agreement

Goldman Sachs International has entered into a non-exclusive license agreement with FTSE International Limited, whereby we and certain of our affiliates, in exchange for a fee, are permitted to use the FTSE® 100 Index in connection with the issuance of certain securities, including the notes. We are not affiliated with FTSE; the only relationship between FTSE and us is the licensing of the use of the FTSE® 100 Index and trademarks relating to the FTSE® 100 Index.

FTSE is under no obligation to continue the calculation and dissemination of the FTSE® 100 Index. The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by FT (together the “Licensor Parties”) and none of the Licensor Parties make any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE® 100 (the “Index”) and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated by FTSE. None of the Licensor Parties shall be liable (whether in negligence or otherwise) to any person for any error in the Index and none of the Licensor Parties shall be under any obligation to advise any person of any error therein.

“FTSE® ”, “FT-SE®”, “Footsie®” , “FTSE4Good®” and “techMARK®” are trade marks of the Exchange and the FT and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trade marks of FTSE.

FTSE determines, composes and calculates the FTSE® 100 Index without regard to the notes. FTSE has no obligation to take into account your interest, or that of anyone else having an interest, in the in determining, composing or calculating the FTSE® 100 Index. FTSE is not responsible for and has not participated in the determination of the terms, prices or amount of the notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of the notes payable at the stated maturity date or upon redemption. FTSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

Neither The Goldman Sachs Group, Inc. nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of the FTSE® 100 Index or any successor index. FTSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any initial underlier level, final underlier level, closing level of the FTSE® 100 Index or any amount payable upon maturity or redemption of the notes

S&P ASX 200® Index

The S&P/ASX 200 Index, which we refer to as the S&P/ASX 200 Index, includes 200 companies and covers approximately 78% of the Australian equity market by market capitalization. As discussed below, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the Australian Stock Exchange. The S&P/ASX 200 Index is calculated, maintained and published by S&P Australia Index Committee (“S&P”). Additional information is available on the following website http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible stocks that are listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization. As discussed below in further detail, the S&P/ASX 200 Index is calculated based on the relative aggregate Market Value (as defined below) of the securities of

200 companies on the base date of March 31, 2000. The “Market Value” of any index stock is the product of the market price times the number of the then-outstanding shares of such index stock available after float (investable weighted factor) adjustment.

To be eligible for inclusion in the S&P/ASX 200 Index, companies must have a primary or secondary listing on the ASX. A secondary listing occurs when the ASX is not the primary exchange and the stock is listed in multiple markets. This includes foreign-domiciled entities that are incorporate or registered outside of Australia and have their primary listing on an exchange other than the ASX. Constituent companies for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity.

All companies which have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected. The market capitalization of companies is determined based on the average of their six-month day-end float adjusted market capitalization. In additional, stocks must have a public float of at least 30% and must be actively and regularly traded. Eligible stocks are considered for index inclusion based on their rank relative to the stated quota of securities for each index within the S&P/ASX hierarchy.

S&P reviews constituents quarterly to ensure adequate market capitalization and liquidity. Quarterly review changes take effect the third Friday or March, June, September and December. The weighting of constituents in the S&P/ASX 200 Index is determined by the float-adjusted market capitalization assigned to each security by S&P. The float adjustment of each constituent is reviewed by S&P during the March quarterly review.

As of June 10, 2010, the top 10 index stocks by weight were the following: BHP Billiton Ltd. (12.16%), Commonwealth Bank Australia (7.66%), Westpac Banking Corp (6.49%), ANZ Banking Group (5.52%), National Australia Bank Ltd. (4.98%), Telstra Corp Ltd. (3.41%), Woolworths Ltd. (3.28%), Wesfarmers Ltd (3.18%) Rio Tinto Ltd. (2.84%), and Westfield Group (2.63%).

As of June 10, 2010, the 10 industry sectors represented by stocks in the index include: Consumer Discretionary (4.10%), Consumer Staples (8.84%), Energy (7.25%), Financials (39.74%), Health Care (3.62%), Industrials (6.01%), Information Technology (0.68%), Materials (24.61%), Telecommunication Services (3.79%) and Utilities (1.36%). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of June 10, 2010, the 6 countries which comprise the S&P/ASX 200 Index represent the following weights in the index: Australia (98.449%); Canada (0.171%); the United Kingdom (0.090%); New Zealand (0.275%); Singapore (0.107%); and the United States (0.907%).

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology. The level of the S&P/ASX 200 Index reflects the total market value of all S&P/ASX 200 Index stocks relative to the S&P/ASX 200 Index base date. The base date for the S&P/ASX 200 Index is March 31, 2000. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the index stocks on the March 31, 2008 base date has been set equal to an index value of 3,133.255. The daily calculation of the S&P/ASX 200 Index is computed by dividing the total Market Value of the S&P/ASX 200 Index Stocks by a number called the “S&P/ASX 200 Index Divisor.” By itself, the S&P/ASX 200 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P/ASX 200 Index, it is the only link to the original base period value of the S&P/ASX 200 Index. The S&P/ASX 200 Index Divisor keeps the S&P/ASX 200 Index comparable over time and is the manipulation point for all adjustments to the S&P/ASX 200 Index, which we refer to as “S&P/ASX 200 Index Maintenance”.

The S&P/ASX 200 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

In order to prevent the value of the S&P/ASX 200 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P/ASX 200 Index require S&P to make an S&P/ASX 200 Index adjustment. By adjusting S&P/ASX 200 Index for the change in total Market Value, the value of the S&P/ASX 200 Index is unaffected by the corporate action. This helps maintain the value of the S&P/ASX 200 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P/ASX 200 Index does not reflect the corporate actions of the individual companies that comprise the S&P/ASX 200 Index. All S&P/ASX 200 Index adjustments are made after the close of trading and after the calculation of the closing value of the S&P/ASX 200 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P/ASX 200 Index and do not require S&P/ASX 200 Index Divisor adjustments.

The table below summarizes the types of S&P/ASX 200 Index maintenance adjustments and indicates whether the corporate action will require an S&P/ASX 200 Index Divisor adjustment:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus Price of Rights Offering/Rights Ratio	Yes

Spin-Off	Price of parent company minus (Price of Spin-off Co./ Share Exchange Ratio)	Yes

Stock splits and stock dividends do not affect the S&P/ASX 200 Index Divisor of the S&P/ASX 200 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted so that there is no change in the Market Value of the S&P/ASX 200 Index. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events listed in the table requiring an adjustment to the S&P/ASX 200 Index Divisor has the effect of altering the Market Value of the S&P/ASX 200 Index stock and consequently of altering the aggregate Market Value of the S&P/ASX 200 Index stocks, which we refer to as the Post-Event Aggregate Market Value. In order that the level of the S&P/ASX 200 Index, which we refer to as the Pre-Event Index Value, not be affected by the altered Market Value (whether increase or decrease) of the affected S&P/ASX 200 Index stock, S&P derives a new S&P/ASX 200 Index Divisor, which we refer to as the New S&P/ASX 200 Index Divisor, as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 400 Divisor

S&P/ASX 200 Index Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P/ASX 200 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P/ASX 200 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, S&P updates the share totals of companies in the S&P/ASX 200 Index as required by any changes in the number of shares outstanding. After the totals are updated, the S&P/ASX 200 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P/ASX 200 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P/ASX 200 Index companies are carefully reviewed by S&P on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P/ASX 200 Index Divisor.

The S&P/ASX 200 Index and S&P’s other Australian indices use a float adjustment methodology so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes holdings of groups of shares that exceed 5% of the outstanding shares of a company that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events,

S&P will calculate the closing level of the S&P/ASX 200 Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the index. If an exchange fails to open due to unforeseen circumstances, the index will use the prior day’s closing prices. If all exchanges fail to open, S&P may determine not to publish the index for that day.

The treatment of corporate actions when exchanges are closed due to natural disasters, inclement weather, outages, or other events are as follows: all market driven actions (splits, bonuses, rights, cash dividends, spinoffs, etc.) are moved to the next trading date. This involves the reposting of all files of each index to which each stock belongs. However, the S&P Australian Index Committee will follow the action of the Australian Securities Exchange in these situations. If the Australian Securities Exchange moves the corporate action ex-date, S&P Australian Index Committee does the same.

License Agreement between S&P and The Goldman Sachs Group, Inc.

S&P and The Goldman Sachs Group, Inc. (“Goldman Sachs”) have entered into a non-transferable, nonexclusive license agreement granting Goldman Sachs and its affiliates, in exchange for a fee, the right to use the S&P/ASX 200 Index (a trademark of S&P) in connection with the issuance of certain securities, including the non-principal protected underlier-linked notes.

The notes are not sponsored, endorsed, sold or promoted by S&P and S&P does not make any representation regarding the advisability of investing in the notes. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P’s only relationship to Goldman Sachs is the licensing of certain trademarks and trade names of S&P and of the use of the S&P/ASX 200 Index and other S&P Indices, which are determined, composed and calculated by S&P without regard to Goldman Sachs or the notes. S&P has no obligation to take the needs of Goldman Sachs or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX 200 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be exchanged into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

Swiss Market Index

The Swiss Market Index (SMI®), which we refer to as the SMI, includes 20 of the largest and most liquid stocks on the Swiss stock market. The SMI covers approximately 85% of the free-float capitalization of the Swiss stock market. The SMI is calculated, maintained and published by SIX Swiss Exchange Ltd (“SIX Swiss”). Additional information is available on the following website http://www.six-swiss-exchange.com/. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The SMI is intended to provide exposure to the largest 20 eligible stocks that are listed on the SIX Swiss Exchange (the “SIX”) by float-adjusted market capitalization. As discussed below in further detail, the SMI is calculated based on the relative aggregate Market Value (as defined below) of the securities of 20 companies on the base date of June 30, 1988. The “Market Value” of any index stock is the product of the market price times the number of the then-outstanding shares of such index stock available after float adjustment. The index level is calculated by dividing the market capitalization of all securities in the index by a divisor.

To be eligible for inclusion in the SMI, a company must first have their primary listing on the SIX. Each eligible company is ranked on the selection list according to a combination of average free float capitalization and cumulated on order book turnover. The cumulated order book turnover is the total aggregated daily trading volume of trades occurring during exchange hours. The average market capitalization and turnover are each given a weighting of 50% and yield the so-called weighted market share. The time period for making the calculation is July 1 through June 30. A security is admitted to the SMI if it ranks 18 or better in the selection list. A security ranked 19 or 20 is admitted only if a share included in the SMI becomes ranked 23 or lower and no other share not included in the SMI has become ranked 18 or higher. The selection list is available at http://www.six-swiss-exchange.com/.

As of June 11, 2010, the top 10 index stock by weight were the following (with weight indicated in parentheses): Nestle AG (24.58%), Novartis AG (17.87%), Roche Holdings AG (14.33%), UBS AG

(7.03%), Credit Suisse Group AG (6.42%), ABB Ltd (6.19%), Zurich Financial Services AG (4.67%), Syngenta AG (3.23%), Compagnie Financiere Richemont (2.87%) and Holcim Ltd (2.66%).

As of June 11, 2010, the 6 industry sectors represented by stocks in the SMI include: Basic Materials (3.23%), Consumer Goods (28.75%), Financials (21.60%), Health Care (34.40%), Industrials (10.93%), and Telecommunications (1.09%). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

The level of the SMI reflects the market capitalization of all SMI stocks relative to the SMI base date of June 30, 1988. The actual total market capitalization of the index stocks on the June 30, 1988 base date has been set by SIX Swiss to equal an index value of 1,500. The SMI is calculated using the “Laspeyres method” with the weighted arithmetic mean of a defined number of securities issued. The Laspeyres method measures the aggregate price changes in the index stocks against a fixed base quantity weight. The SMI level is calculated by dividing the market capitalization of all securities included in the index by a divisor. The formula for calculating the SMI can be expressed as follows:

Index =	=	Free float market capitalization of the SMI
divisor

The “free float market capitalization of the SMI” is equal to the sum of the product of the last paid price, number of shares, free float and weighting for each index stock as of the time the SMI is being calculated.

The “divisor” for the SMI is adjusted to maintain the continuity of the SMI values across changes due to corporate actions. Regular cash dividends, share dividends and repayments of capital instead of a cash dividend do not result in divisor adjustments. Dividends that, contrary to a company’s usual policy, are paid out or declared extraordinary dividends are considered corporate events and result in divisor adjustments.

The number of securities and free-float shares are adjusted twice a year after market close in the third Friday in March and the third Friday in September. These dates are known as the ordinary adjustment dates. The announcement of provisional new securities occurs at least one month before the adjustment date. In order to maintain the stability of the SMI and avoid frequent minor changes, a change in the total number of outstanding securities leads to an extraordinary adjustment only if the adjustment is greater than 5%. A notification period of 10 trading days applies, although SIX Swiss reserves the right to waive the notification period. If the free float of an index stock changes by more than 10% in a given year, the extraordinary adjustment is made immediately. A notification period of 10 trading days applies, although SIX Swiss reserves the right to waive the notification period.

The index is adjusted once a year after prior notice of at least two months on the third Friday in September after close of trading according to the selection described above. In the case of major market changes as a result of capital events such as mergers or new listing, the Executive Commission of SIX Swiss can decide at the request of the Index Commission that a security should be admitted to the SMI outside the accepted admission period as long as it clearly fulfills the criteria. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled.

The index follows a float adjustment methodology so that it will reflect only the free float of each index stock (i.e., not held by affiliates, management or large stockholders) rather than all of a company’s outstanding shares. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation. The Free float adjustment excludes shareholdings that have been acquired by one person or a group of person domiciled in Switzerland and which, upon exceeding or falling below the 5% or higher threshold values, have been reported to SIX. Shares of person and groups of person who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also excluded. Shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating.

When the SIX is forced to close early due to unforeseen events. SIX Swiss will calculate and published the closing level of the SMI based on the closing price published by the exchange or the last paid price.

License Agreement between S&P and The Goldman Sachs Group, Inc.

SIX Swiss and The Goldman Sachs Group, Inc. (“Goldman Sachs”) have entered into a non-transferable, nonexclusive license agreement granting Goldman Sachs and its affiliates, in exchange for a fee, the right to use the SMI (a trademark of SIX Swiss) in connection with the issuance of certain securities, including the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange Ltd and the SIX Swiss Exchange Ltd makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. However, the SIX Swiss Exchange Ltd shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and the SIX Swiss Exchange Ltd shall not be under any obligation to advise any person of any error therein.

SIX Group, SIX Swiss Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE,

SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Swiss Exchange Ltd. Their use is subject to a license.

TOPIX Index

The TOPIX® Index, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. The TOPIX® Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. The TOPIX® Index is calculated and published by TSE. Additional information about the TOPIX® Index is available on the following website: http://www.tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of May 31, 2010, the 33 industry sectors which comprise the TOPIX® Index represent the following weights in the index:

Sector:*	Percentage (%)**
Insurance	2.78%
Precision Instruments	1.48%
Banks	9.59%
Warehousing & Harbor Transportation Services	0.23%
Wholesale Trade	5.10%
Information Communication	5.50%
Transportation Equipment	9.69%
Machinery	4.58%
Securities	1.68%
Fishery, Agriculture & Forestry	0.09%
Real Estate	2.26%
Services	1.66%
Chemicals	5.78%
Construction	1.97%
Glass & Ceramics Products	1.26%
Nonferrous Metals	1.24%

Sector:*	Percentage (%)**
Land Transportation	3.92%
Air Transportation	0.33%
Electric Appliances	14.92%
Electric Power & Gas	5.03%
Iron & Steel	2.54%
Rubber Products	0.58%
Retail Trade	3.67%
Foods	3.15%
Metal Products	0.71%
Pulp & Paper	0.41%
Mining	0.36%
Pharmaceutical	4.06%
Other Financing Business	0.70%
Other Products	2.36%
Oil & Coal Products	0.76%
Textiles & Apparels	0.83%
Marine Transportation	0.61%

* Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

** Information provided by TSE. Percentages may not sum to 100% due to rounding.

TOPIX® Index Composition and Maintenance. The TOPIX® Index is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the indices. The TOPIX® Index has no constituent review. The number of constituents will change according to new listings and delistings.

TOPIX® Index Calculation. The TOPIX® Index is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968.

TSE calculates the TOPIX® Index by multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value. The resulting value is not expressed in Japanese yen but presented in terms of points rounded off to the nearest one hundredth. The formula for calculating the TOPIX® Index value can be expressed as follows:

Index value = Base point of 100	x	Current free float adjusted market value
Base market value

The current free float adjusted market value is the sum of the products of the price and the number of free float adjusted shares for index calculation of each component stock.

The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by TSE. The number of listed shares for index calculation normally coincides with that of listed shares. However, in case of a stock split, the number of listed shares increases at the additional listing date which comes after such stock split becomes effective; on the other hand, the number of listed shares for index calculation increases at the ex-rights date.

Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by TSE for each listed company for index calculation. The free float weight of Company A may be different from that of Company B. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free float weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, strategic exercise of preferred shares or equity warrants, company spin-off, merger, stock-swap, take-over bid and other events TSE judges as appropriate reasons to review.

In the event of any increase or decrease in the current free float adjusted market value due to reasons other than fluctuations in the stock market, such as public offerings or changes in the number of constituents in the TSE First Section, necessary adjustments are made by TSE to the base market value in order to maintain the continuity of the TOPIX® Index. TSE makes adjustments as follows:

	Event	Implementation of Adjustment (After close of trading)	Price used for adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	One business day before the last business day of the next month of listing	Price on the adjustment date

Addition

New Listing

Parent company established through stock-swap or similar transaction (including merger through establishing new company and company spin-off) to be promptly listed on the TSE First Section after the de-listing of the stocks in TOPIX® Index (the company will be included not in the TOPIX® Index, but in the TOPIX® New Series Index to which the de-listed company with the highest liquidity and the largest free-float adjusted market capitalization belonged)

		One business day before the listing or one business day after the listing if the business day before is a holiday	“Kijun Nedan” (base price used to decide the daily price limit), or the price defined by TSE

Addition	Transfer to the TSE First Section from the Second Section	One business day before the last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date

Addition	Transfer to the TSE First Section from Mothers	One business day before the last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date

Deletion	De-listing Company to be de-listed due to a stock-swap and the like while newly established companies promptly list its shares	One business day before listing of newly established company (Normally it is four business days after de-listing)	Price one business day before the de-listing date (the price used for adjustments is frozen after close of trading one business day before de-listing, to the exclusion date for index calculation purpose)

Deletion	Company to be de-listed due to other reason described above (merger and stock-swap with non-surviving company included in the TOPIX® Index)	One business day before de-listing	Price on the adjustment date

Deletion	Transfer to the TSE Second Section from the TSE First Section	One business day before transfer	Price on the adjustment date

Deletion	Designation of securities to be delisted	Four business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on the adjustment date

If trading in a certain constituent is suspended, TSE regards it as having no change in its share price for purposes of calculating the TOPIX® Index. In the event of unforeseen circumstances, or if TSE decides it is impossible to use its existing methods to calculate the TOPIX® Index, TSE may use an alternate method of index calculation as it deems valid.

License Agreement between TSE and The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc., or Goldman, Sachs & Co. (collectively, “Goldman Sachs”) expect to enter into non-exclusive license agreements with TSE, whereby we, in exchange for a fee, will be permitted to use the TOPIX® Index in connection with the offer and sale of the notes. We are not affiliated with TSE; the only relationship between TSE and Goldman Sachs is the licensing of the use of the TOPIX® Index and trademarks relating to the TOPIX® Index.

TSE is under no obligation to continue the calculation and dissemination of the TOPIX® Index. The notes are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this prospectus supplement that TSE makes any representation or warranty, implied or express, to Goldman Sachs, any holder of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the TOPIX® Index to track general stock market performance.

TSE determines, composes and calculates the TOPIX® Index without regard to the notes. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the TOPIX® Index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of the notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of the notes payable at the stated maturity date or upon redemption. TSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

Neither Goldman Sachs nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the TOPIX® Index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the TOPIX® Index or the manner in which the TOPIX® Index is applied in determining any initial index level or final index level or any amount payable upon maturity or redemption of the notes.

THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS ARE SUBJECT TO THE INTELLECTUAL PROPERTY RIGHTS OWNED BY THE TOKYO STOCK EXCHANGE, INC. AND THE TOKYO STOCK EXCHANGE, INC. OWNS ALL RIGHTS RELATING TO THE TOPIX® INDEX SUCH AS CALCULATION, PUBLICATION AND USE OF THE TOPIX® INDEX VALUE AND RELATING TO THE TOPIX TRADEMARKS.

THE TOKYO STOCK EXCHANGE, INC. SHALL RESERVE THE RIGHTS TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE TOPIX® INDEX VALUE OR TO CHANGE THE TOPIX TRADEMARKS OR CEASE THE USE THEREOF.

THE TOKYO STOCK EXCHANGE, INC. MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMED FROM THE USE OF THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS OR AS TO THE FIGURE AT WHICH THE TOPIX® INDEX VALUE STANDS ON ANY PARTICULAR DAY.

THE TOKYO STOCK EXCHANGE, INC. GIVES NO ASSURANCE REGARDING ACCURACY OR COMPLETENESS OF THE TOPIX® INDEX VALUE AND DATA CONTAINED THEREIN. FURTHER, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE TOPIX® INDEX VALUE.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE TOKYO STOCK EXCHANGE, INC.

THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BEAR ANY OBLIGATION TO GIVE AN EXPLANATION OF THE NOTES OR ANY ADVISE ON INVESTMENTS TO ANY PURCHASER OF THE NOTES OR TO THE PUBLIC.

THE TOKYO STOCK EXCHANGE, INC. NEITHER SELECTS SPECIFIC STOCKS OR GROUPS THEREOF NOR TAKES INTO ACCOUNT ANY NEEDS OF THE ISSUING COMPANY OR ANY PURCHASER OF THE NOTES, FOR CALCULATION OF THE TOPIX® INDEX VALUE.

THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE THE NOTES.

Historical Quarterly High, Low and Closing Levels of the Basket Underliers

The respective closing levels of the basket and the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket or the basket underliers during any period shown below is not an indication that the basket or basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performance of the basket or the basket underliers. We cannot give you any assurance that the future performance of the basket, basket underliers or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose a substantial portion of your investment in the notes. During the period from January 4, 2007 through June 16, 2010, there were 371 22-month periods, the first of which began on January 4, 2007 and the last of which ended on June 16, 2010. In 245 of such 371 22-month periods, the closing level of the basket on the final date of such period has fallen below 80% of the closing level of the basket on the initial date of such period. Therefore, during approximately 66.04% of such 22-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 22-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the payment amount at maturity, may bear little relation to the historical levels shown below.

The tables below show the high, low and closing levels of the basket underliers for each of the four calendar quarters in 2007, 2008 and 2009 and the first two calendar quarters of 2010 (through June 16, 2010), and the graph below shows the historical basket closing levels from January 4, 2007 to June 16, 2010. The tables and graph are for illustrative purposes only. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Closing Levels of the EURO STOXX 50 Index

	High	Low	Last
2007
Quarter ended March 31	4,272.32	3,906.15	4,181.03
Quarter ended June 30	4,556.97	4,189.55	4,489.77
Quarter ended September 30	4,557.57	4,062.33	4,381.71
Quarter ended December 31	4,489.79	4,195.58	4,399.72

2008
Quarter ended March 31	4,339.23	3,431.82	3,628.06
Quarter ended June 30	3,882.28	3,340.27	3,352.81
Quarter ended September 30	3,445.66	3,000.83	3,038.20
Quarter ended December 31	3,113.82	2,165.91	2,447.62

2009
Quarter ended March 31	2,578.43	1,809.98	2,071.13
Quarter ended June 30	2,537.35	2,097.57	2,401.69
Quarter ended September 30	2,899.12	2,281.47	2,872.63
Quarter ended December 31	2,992.08	2,712.30	2,964.96

2010
Quarter ended March 31	3,017.85	2,631.64	2,931.16
Quarter ending June 30 (through June 16, 2010)	3,012.65	2,488.50	2,718.73

Historical Quarterly High, Low and Closing Levels of the FTSE® 100 Index

	High	Low	Last
2007
Quarter ended March 31	6,444.40	6,000.70	6,308.00
Quarter ended June 30	6,732.40	6,315.50	6,607.90
Quarter ended September 30	6,716.70	5,858.90	6,466.80
Quarter ended December 31	6,730.70	6,070.90	6,456.90

2008
Quarter ended March 31	6,479.40	5,414.40	5,702.10
Quarter ended June 30	6,376.50	5,518.20	5,625.90
Quarter ended September 30	5,636.60	4,818.77	4,902.45
Quarter ended December 31	4,980.25	3,780.96	4,434.17

2009
Quarter ended March 31	4,638.92	3,512.09	3,926.14
Quarter ended June 30	4,506.19	3,925.52	4,249.21
Quarter ended September 30	5,172.89	4,127.17	5,133.90
Quarter ended December 31	5,437.61	4,988.70	5,412.88

2010
Quarter ended March 31	5,727.65	5,060.92	5,679.64
Quarter ending June 30 (through June 16, 2010)	5,825.01	4,940.68	5,237.92

Historical Quarterly High, Low and Closing Levels of the Swiss Market Index

	High	Low	Last
2007
Quarter ended March 31	9,345.62	8,577.66	8,976.99
Quarter ended June 30	9,531.46	8,956.31	9,209.36
Quarter ended September 30	9,299.80	8,422.28	8,933.48
Quarter ended December 31	9,218.28	8,125.42	8,484.46

2008
Quarter ended March 31	8,339.81	6,774.26	7,224.31
Quarter ended June 30	7,778.93	6,861.54	6,958.51
Quarter ended September 30	7,337.73	6,500.13	6,654.89
Quarter ended December 31	6,879.82	5,144.02	5,534.53

2009
Quarter ended March 31	5,799.31	4,307.67	4,927.43
Quarter ended June 30	5,521.84	4,974.20	5,403.97
Quarter ended September 30	6,349.83	5,237.81	6,323.18
Quarter ended December 31	6,608.52	6,150.17	6,545.91

2010
Quarter ended March 31	6,897.74	6,264.33	6,873.37
Quarter ending June 30 (through June 16, 2010)	6,967.56	6,091.55	6,490.07

Historical Quarterly High, Low and Closing Levels of the S&P/ASX 200® Index

	High	Low	Last
2007
Quarter ended March 31	6,044.00	5,502.00	5,995.00
Quarter ended June 30	6,396.90	5,915.80	6,274.90
Quarter ended September 30	6,567.80	5,671.00	6,567.80
Quarter ended December 31	6,828.70	6,176.90	6,339.80

2008
Quarter ended March 31	6,353.20	5,086.10	5,355.70
Quarter ended June 30	5,949.40	5,215.30	5,215.30
Quarter ended September 30	5,144.10	4,600.50	4,600.50
Quarter ended December 31	4,794.60	3,352.90	3,722.30

2009
Quarter ended March 31	3,779.70	3,145.50	3,582.10
Quarter ended June 30	4,062.20	3,579.70	3,954.90
Quarter ended September 30	4,753.10	3,737.50	4,743.60
Quarter ended December 31	4,870.60	4,508.00	4,870.60

2010
Quarter ended March 31	4,950.70	4,505.10	4,875.50
Quarter ending June 30 (through June 16, 2010)	5,001.90	4,265.30	4,559.00

Historical Quarterly High, Low and Closing Levels of the TOPIX® Index

	High	Low	Last
2007
Quarter ended March 31	1,816.97	1,656.72	1,713.61
Quarter ended June 30	1,789.38	1,682.49	1,774.88
Quarter ended September 30	1,792.23	1,480.39	1,616.62
Quarter ended December 31	1,677.52	1,437.38	1,475.68

2008
Quarter ended March 31	1,424.29	1,149.65	1,212.96
Quarter ended June 30	1,430.47	1,230.49	1,320.10
Quarter ended September 30	1,332.57	1,087.41	1,087.41
Quarter ended December 31	1,101.13	746.46	859.24

2009
Quarter ended March 31	888.25	700.93	773.66
Quarter ended June 30	950.54	793.82	929.76
Quarter ended September 30	975.59	852.42	909.84
Quarter ended December 31	915.87	811.01	907.59

2010
Quarter ended March 31	979.58	881.57	978.81
Quarter ending June 30 (through June 16, 2010)	998.90	850.37	892.38

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 4, 2007 through June 16, 2010 assuming that the basket closing level was 100 on January 4, 2007. We derived the basket closing levels based on the method to calculate the basket closing level as described in this prospectus supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 4, 2007 was 100. As noted in this prospectus supplement, the initial basket level was set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid derivative contract with respect to the basket underliers.

If your notes are characterized as described above, your tax basis in your notes will generally be equal to the amount that you paid for the notes. Upon the sale or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale or maturity and your tax basis in your notes. Such capital gain or loss generally should be short-term capital gain or loss if you hold the notes for one year or less and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

We will not attempt to ascertain whether any component of an underlier would be treated as a “passive foreign investment company” (“PFIC”),

within the meaning of Section 1297 of the Internal Revenue Code. If a component of an underlier were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. holder. You should consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular component of an underlier is or becomes a PFIC.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the applicable original issue date, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that, while your notes should generally be characterized as described above, the gain you recognize upon the sale, exchange or maturity of your notes should be treated as ordinary income.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisors as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired financial instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments (in which case you will not be subject to such withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” and “— United States Alien Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, payments on the notes made to corporate U.S. Holders after December 31, 2011 may be subject to information reporting and backup withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts

(prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this offering circular supplement.

We will deliver the notes against payment therefor in New York, New York on June 23, 2010, which is the fifth scheduled business day following the trade date and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $33,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-2
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-11
Specific Terms of Your Notes	S-18
Use of Proceeds and Hedging	S-25
The Basket and The Basket Underliers	S-26
Supplemental Discussion of Federal Income Tax Consequences	S-47
Employee Retirement Income Security Act	S-50
Supplemental Plan of Distribution	S-51
Conflicts of Interest	S-51

Prospectus Supplement dated April 6, 2009
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	144

$7,705,000

The Goldman Sachs

Group, Inc.

Leveraged Buffered Basket-Linked Notes due 2012

(Linked to a Basket Comprised of 5 Equity Indices)

Medium-Term Notes,

Series D

Goldman, Sachs & Co.